ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

June 21, 2013

U.S. Securities and Exchange Commission
100 F Street, NE
Washington D.C. 20549

Dear Sir/Madam,

RE: XCELMOBILITY INC. (the "Company")

We have read the statements made by the Company under Item 4.02 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 21, 2013 regarding the non-reliance on the Company’s previously issued financial statements as of the years ended December 31, 2012 and 2011, and the related audit reports. We have no disagreement with the statements.

Very truly yours,

Albert Wong & Co.